Wizzard Media CLOSES $3.08 million Registered Direct Offering, Eliminates All Debt and Preferred Stock & And Raises Additional Cash From Exercise of Warrants

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Company Eliminates final $1 Million of Outstanding Debt from the Balance Sheet

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Company Converts $4mil of Face Value Preferred Stock into Common Stock and Investors Agree to a Lock-Up

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Company Receives Additional Cash As Investors Agree to Exercise Warrants

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Company Adds Approximately $2.9 million in Cash to the Balance Sheet after Debt Repayment and Expenses

PITTSBURGH, PA – January 25, 2011 - Wizzard Media (NYSE Amex: WZE), the world’s leading podcast network, today announced that it has closed on a series of financial transactions that have eliminated all outstanding debt, converted all outstanding preferred stock to common, exercised warrants for cash and added approximately $2,900,000 in net cash to the Company's balance sheet.

"The completion of these transactions, along with the elimination of the convertible debt two weeks ago, marks a significant milestone for Wizzard and better positions the Company to execute on its long-term strategy, including pursuing strategic acquisitions in the mobile media space," said Chris Spencer, CEO of Wizzard Media. "By restructuring the Preferred stock and eliminating all our debt, we have dramatically improved our balance sheet while eliminating a significant operational and financial burden to the Company. The financing, coupled with the cap table and balance sheet improvements, will provide us with the operational and financial flexibility necessary to drive Wizzard through its next phase of corporate development."

The transaction has been approved by the NYSE Amex.  Chardan Capital Markets, LLC acted as sole placement agent and financial advisor to Wizzard Media for purposes of these transactions.

About Wizzard Media:

Wizzard Media provides podcast publishers with distribution and monetization services.  Our clients include Microsoft, National Geographic, Harvard Business Review, Usher, NPR and more than 16,700 others who use Wizzard Media products to measure their podcast audience, deliver popular audio and video entertainment and monetize their content through advertising and App sales.  In 2009, the Wizzard Media Network received over 1.4 billion podcast requests from approximately 50 million people worldwide through iPods, iPhones, iPads, iTunes, Blackberrys, Zunes and many other devices and destinations.  We are part of a publicly held, Pittsburgh based company with thousands of shareholders and a world-class team.  Visit us on the web at www.wizzardsoftware.com/media, email us at contact@wizzard.tv.

Legal Notice

Legal Notice Regarding Forward-Looking Statements: "Forward-looking Statements" as defined in the Private Securities litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies and acts of terror against the United States.

Contact:

Arthur Douglas and Associates
Art Batson
407-478-1120